The information in this preliminary pricing supplement is not complete and may be changed.  A registration statement relating to the securities has been filed with the Securities and Exchange Commission.  This preliminary pricing supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of securities is not permitted.

Subject to Completion Preliminary Pricing Supplement dated October 26, 2011
Preliminary Pricing Supplement No. 120 to Product Prospectus Supplement No. PRCN-2 dated September 1, 2011 and Prospectus dated May 18, 2010	Filed pursuant to Rule 424(b)(5) Registration Statement Nos. 333-162219 and 333-162219-01 October 26, 2011

The Royal Bank of Scotland plc (Issuer) The Royal Bank of Scotland Group plc (Guarantor)

$ RBS Annual Reset Coupon Notes with Fixed Buffer Linked to the S&P 500® Index

■ Coupons will be payable on December 3, 2012, December 4, 2013 and December 3, 2014.

■ The coupon rate will be (i) a Minimum Annual Coupon of 2.00% per annum if the level of the S&P 500® Index decreases from the start to the end of the corresponding 12-month Observation Period or (ii) a Maximum Annual Coupon of 7.75% per annum if the level of the S&P 500® Index remains unchanged or increases from the start to the end of the corresponding 12-month Observation Period.

■ Full downside exposure at maturity to any decrease in the level of the S&P 500® Index in excess of the 20% Buffer Amount.  Potential for substantial loss if the level of the S&P 500® Index falls below the Buffer Value.

■ No upside participation at maturity in any increase in the level of the S&P 500® Index.  100% repayment of face value at maturity only if the level of the S&P 500® Index does not decrease from the Initial Value by more than the 20% Buffer Amount.

■ Coupon payments and payment at maturity are subject to the creditworthiness of The Royal Bank of Scotland plc, as the issuer, and The Royal Bank of Scotland Group plc, as the guarantor of the issuer’s obligations under the securities.

■ 3-year term (approximately).

■ No listing on any securities exchange.
$1,000 Original Offering Price per RBS Annual Reset Coupon Note with Fixed Buffer
Expected dates*:
Pricing Date: November 28, 2011
Settlement Date: November 30, 2011
Maturity Date: December 3, 2014
CUSIP / ISIN No.: 78009PCB5 / US78009PCB58

*Expected dates.  The relevant dates referenced in this document are based on current expectation only and are subject to change.  In the event that we make any change to the expected pricing date or settlement date, the expected Coupon Payment Dates, Observation Dates, Valuation Date and Maturity Date will also be changed.  The stated term of the securities will remain the same.  See also “Clearance and Settlement” on page PS-15 of this pricing supplement.

The RBS Annual Reset Coupon Notes with Fixed Buffer Linked to the S&P 500® Index due December 3, 2014 (together with the related guarantees, the “securities”) involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” beginning on page PS-8 of this pricing supplement and beginning on page S-16 of Product Prospectus Supplement No. PRCN-2 (the “product supplement”).
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved the securities, or determined if this pricing supplement, the product supplement or the prospectus are truthful or complete.  Any representation to the contrary is a criminal offense.

	Per security	Total
Original Offering Price (1)	$1,000.00	$
Underwriting discount	$ 29.50	$
Proceeds, before expenses, to The Royal Bank of Scotland plc	$ 970.50	$

(1) The value you might expect to receive if you were able to resell the securities on the pricing date is less than the Original Offering Price.  This is because the Original Offering Price includes the underwriting discount set forth above and also reflects our cost of hedging our obligations under the securities.  For additional information, see “Risk Factors—The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices” on page S-21 of the product supplement.  The Original Offering Price also does not include fees that you may be charged if you buy the securities through your registered investment advisers for managed fee-based accounts.

RBS Securities Inc.
November   , 2011

THE ROYAL BANK OF SCOTLAND PLC RBS Annual Reset Coupon Notes with Fixed Buffer Linked to the S&P 500® Index due December 3, 2014

Summary

The RBS Annual Reset Coupon Notes with Fixed Buffer Linked to the S&P 500® Index due December 3, 2014 (together with the related guarantees, each, a “security” and collectively, the “securities”) are senior unsecured obligations issued by us, The Royal Bank of Scotland plc, and are fully and unconditionally guaranteed by our parent company, The Royal Bank of Scotland Group plc.  The securities will rank equally with all of our senior unsecured indebtedness from time to time outstanding, and any payments due on the securities, including any coupon payments or repayment of your investment, will be subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.

The securities provide investors with annual Coupon Payments which amount will depend on the performance of the S&P 500® Index (the “Underlying Equity Index”) during each individual Observation Period.  An investor’s return on the securities, if any, will be limited to the Coupon Payments, which will never exceed the Maximum Annual Coupon.  Investors will receive a Payment at Maturity equal to the Original Offering Price, only if the Final Value of the Underlying Equity Index does not decrease below the Buffer Value.  If the Final Value of the Underlying Equity Index decreases below the Buffer Value, investors will be exposed to any such decrease below the Buffer Value on a one-for-one basis. Investors must be willing to accept the risk of losing some or a significant portion of their investment.

Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the product supplement.

Key Terms
Issuer:	The Royal Bank of Scotland plc (“RBS”)
Guarantor:	The Royal Bank of Scotland Group plc (“RBSG”)
Original Offering Price:	$1,000 per security
Term:	3 years (approximately)
Underlying Equity Index:	The S&P 500® Index (Bloomberg ticker: SPX)
Coupon Rate:
For each Observation Period, the Coupon Rate will be (i) the Minimum Annual Coupon of 2.00% per annum if the Ending Annual Value is less than the Starting Annual Value for such Observation Period (i.e., the Annual Return for such Observation Period is less than 0%) or (ii) the Maximum Annual Coupon of 7.75% per annum if the Ending Annual Value is greater than or equal to the Starting Annual Value for such Observation Period (i.e., the Annual Return for such Observation Period is greater than or equal to 0%).

Observation Period:	The period that will commence on, and include, an Observation Date, and extend to, and include, the immediately succeeding Observation Date.
Observation Dates:
Expected to be November 28, 2011, November 28, 2012, November 29, 2013 and November 28, 2014.  If a Market Disruption Event occurs or is continuing on the scheduled Observation Date or if the scheduled Observation Date is not a Market Measure Business Day, the Observation Date will be postponed as described in the accompanying product supplement under “Description of the Securities—The Initial Value, the Starting Periodic Value, the Final Value and the Ending Periodic Value” and “Description of the Securities—Market Disruption Events.”

Coupon Payment Dates:
Expected to be December 3, 2012, December 4, 2013 and December 3, 2014, subject to postponement if a scheduled Coupon Payment Date is not a business day or if a related Observation Date is postponed, as described in the accompanying product supplement under “Description of the Securities—Coupon Payments.”  On each Coupon Payment Date, you will be entitled to receive a cash payment per security determined by the Calculation Agent as described on the following page.

Starting Annual Value:	The closing level of the Underlying Equity Index on the applicable Observation Date corresponding to the beginning of the relevant Observation Period.
Ending Annual Value:	The closing level of the Underlying Equity Index on the applicable Observation Date corresponding to the end of an Observation Period.
Annual Return:
Measures the percentage increase or decrease in the level of the Underlying Equity Index during each Observation Period from the Starting Annual Value to the Ending Annual Value and will be equal to:
Ending Annual Value – Starting Annual Value
                    Starting Annual Value

Initial Value:	The closing level of the Underlying Equity Index on the pricing date. The Initial Value will be determined by the Calculation Agent and set forth in the final pricing supplement.
Final Value:	The closing level of the Underlying Equity Index on the Valuation Date.
Reference Return:
Measures the percentage increase or decrease in the level of the Underlying Equity Index over the term of the securities from the Initial Value to the Final Value, and will be equal to:
Final Value – Initial Value
          Initial Value

Buffer Amount (%):	20% (representing a protection against any decrease in the level of the Underlying Equity Index up to the Buffer Value).
Buffer Value:	80% of the Initial Value, rounded to two decimal places. The actual Buffer Value will be determined on the pricing date and set forth in the final pricing supplement.
Valuation Date:
Expected to be November 28, 2014, the third Market Measure Business Day before the Maturity Date.  If a Market Disruption Event occurs or is continuing on the scheduled Valuation Date or if the scheduled Valuation Date is not a Market Measure Business Day, the Valuation Date will be postponed as described in the accompanying product supplement under “Description of the Securities—The Initial Value, the Starting Periodic Value, the Final Value and the Ending Periodic Value” and “Description of the Securities—Market Disruption Events.”

Maturity Date:	Expected to be December 3, 2014. If the Valuation Date is postponed, the Maturity Date will be the third business day following the Valuation Date, as postponed.
Payment at Maturity:	On the Maturity Date, you will be entitled to receive a cash payment per security determined by the Calculation Agent as described on the following page.
Calculation Agent:	RBS Securities Inc., an affiliate of RBS

THE ROYAL BANK OF SCOTLAND PLC RBS Annual Reset Coupon Notes with Fixed Buffer Linked to the S&P 500® Index due December 3, 2014

Determining the Coupon Payment

On each Coupon Payment Date, you will be entitled to receive a cash payment per security, annually in arrears, calculated as follows:

Determining the Payment at Maturity

On the Maturity Date, you will be entitled to receive a cash payment per security calculated as follows:

THE ROYAL BANK OF SCOTLAND PLC RBS Annual Reset Coupon Notes with Fixed Buffer Linked to the S&P 500® Index due December 3, 2014

Hypothetical Coupon Payment and Payment at Maturity Profiles

The potential return or loss on an investment in the securities will be based on the sum of (i) the total amount of Coupon Payments that you may receive over the term of the securities and (ii) the Payment at Maturity on the maturity date.  For purposes of illustration only, the following tables and graph reflect (i) the hypothetical Coupon Payments per security for a range of hypothetical Annual Returns for the Observation Periods over the term of the securities and (ii) the hypothetical Payment at Maturity per security for a range of hypothetical Final Values of the S&P 500® Index from +100% to -100%.  Because the S&P 500® Index is a price return index, the Final Values presented below will not include any income generated by dividends paid on the stocks included in the S&P 500® Index, which you would otherwise be entitled to receive if you invested in those stocks directly.

The illustrations below reflect the Minimum Annual Coupon of 2.00% per annum, the Maximum Annual Coupon of 7.75% per annum, the Buffer Amount of 20%, the hypothetical Initial Value of 1229.05 (the closing level of the Underlying Equity Index on October 25, 2011) and the hypothetical Buffer Value of 983.24 (80% of the hypothetical Initial Value, rounded to two decimal places). The actual Coupon Rates for any given Observation Period and the actual Coupon Payments payable on the securities will depend on the actual Starting Annual Values and the actual Ending Annual Values for such Observation Period.  The actual Payment at Maturity that you are entitled to receive will depend on the actual Initial Value and Buffer Value, which will be determined on the pricing date and set forth in the final pricing supplement, and the actual Final Value, which will be determined on the Valuation Date.

Any payment on the securities (including the coupon payments and the payment at maturity) is subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.
	HYPOTHETICAL COUPON PAYMENTS PER SECURITY(1)
Hypothetical Annual Return Scenarios	First Observation Period	Second Observation Period	Third Observation Period	Total Coupon Payments
If the Annual Return is less than 0% for each Observation Period:	$20.00	$20.00	$20.00	$60.00
If the Annual Return is greater than or equal to 0% for the first Observation Period and less than 0% for all subsequent Observation Periods:	$77.50	$20.00	$20.00	$117.50
If the Annual Return is greater than or equal to 0% for the first two Observation Periods and less than 0% for the final Observation Period:	$77.50	$77.50	$20.00	$175.00
If the Annual Return is greater than or equal to 0% for each Observation Period:	$77.50	$77.50	$77.50	$232.50(2)
_______________________________
(1)
If the Annual Return for an Observation Period is less than 0%, then the Coupon Rate for such Observation Period will be the Minimum Annual Coupon.  If the Annual Return for an Observation Period is greater than or equal to 0%, then the Coupon Rate for such Observation Period will be the Maximum Annual Coupon.

(2)
The maximum total return on your investment in the securities will never exceed 23.25% over the full term of the securities (or 7.75% per annum) regardless of the performance of the Underlying Equity Index during the term of the securities.

HYPOTHETICAL PAYMENT AT MATURITY			HYPOTHETICAL PAYMENT AT MATURITY PAYOUT PROFILE

Final Value	Reference Return	Payment at Maturity per Security (excluding the final Coupon Payment)

This graph reflects the hypothetical Payment at Maturity (excluding the final Coupon Payment).  The green line reflects the hypothetical Payment at Maturity (excluding the final Coupon Payment), while the dotted line reflects the return of a hypothetical direct investment in the Underlying Equity Index, excluding dividends.

2458.10	100.00%	$1,000.00
2335.20	90.00%	$1,000.00
2212.29	80.00%	$1,000.00
2089.39	70.00%	$1,000.00
1966.48	60.00%	$1,000.00
1843.58	50.00%	$1,000.00
1720.67	40.00%	$1,000.00
1597.77	30.00%	$1,000.00
1474.86	20.00%	$1,000.00
1351.96	10.00%	$1,000.00
1229.05	0.00%	$1,000.00
1106.15	-10.00%	$1,000.00
983.24	-20.00%	$1,000.00
860.34	-30.00%	$900.00
737.43	-40.00%	$800.00
614.53	-50.00%	$700.00
491.62	-60.00%	$600.00
368.72	-70.00%	$500.00
245.81	-80.00%	$400.00
122.91	-90.00%	$300.00
0.00	-100.00%	$200.00

THE ROYAL BANK OF SCOTLAND PLC RBS Annual Reset Coupon Notes with Fixed Buffer Linked to the S&P 500® Index due December 3, 2014

Hypothetical Total Payment Profile

The potential return or loss on an investment in the securities will be based on the sum of (i) the total amount of Coupon Payments that you may receive over the term of the securities and (ii) the Payment at Maturity on the maturity date.  For purposes of illustration only, the table below illustrates the total payments on the securities for a range of hypothetical scenarios, reflecting the following values and hypothetical data:

•	the Buffer Amount of 20% (representing a protection against any decrease in the level of the Underlying Equity Index up to the Buffer Value);

•	the hypothetical Initial Value of 1229.05 (the closing level of the Underlying Equity Index on October 25, 2011); and

•	the hypothetical Buffer Value of 983.24 (80% of the hypothetical Initial Value, rounded to two decimal places).

Any payment at maturity is subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.

HYPOTHETICAL TOTAL PAYMENTS ON THE SECURITIES
		A	B	A + B
Final Value	Reference Return	Payment at Maturity per Security (excluding the final Coupon Payment)	Total Coupon Payments per Security(1)	Total Payment per Security	Total Return per Security
2458.10	100.00%	$1,000.00	$175.00	$1,175.00	17.50%
2335.20	90.00%	$1,000.00	$232.50	$1,232.50	23.25%
2212.29	80.00%	$1,000.00	$117.50	$1,117.50	11.75%
2089.39	70.00%	$1,000.00	$232.50	$1,232.50	23.25%
1966.48	60.00%	$1,000.00	$175.00	$1,175.00	17.50%
1843.58	50.00%	$1,000.00	$232.50(2)	$1,232.50	23.25%
1720.67	40.00%	$1,000.00	$175.00(3)	$1,175.00	17.50%
1597.77	30.00%	$1,000.00	$175.00	$1,175.00	17.50%
1474.86	20.00%	$1,000.00	$117.50(4)	$1,117.50	11.75%
1351.96	10.00%	$1,000.00	$117.50(4)	$1,117.50	11.75%
1229.05	0.00%	$1,000.00	$117.50	$1,117.50	11.75%
1106.15	-10.00%	$1,000.00	$60.00	$1,060.00	6.00%
983.24	-20.00%	$1,000.00	$60.00(5)	$1,060.00	6.00%
860.34	-30.00%	$900.00	$60.00	$960.00	-4.00%
737.43	-40.00%	$800.00	$60.00(5)	$860.00	-14.00%
614.53	-50.00%	$700.00	$60.00	$760.00	-24.00%
491.62	-60.00%	$600.00	$60.00	$660.00	-34.00%
368.72	-70.00%	$500.00	$60.00	$560.00	-44.00%
245.81	-80.00%	$400.00	$60.00	$460.00	-54.00%
122.91	-90.00%	$300.00	$60.00	$360.00	-64.00%
0.00	-100.00%	$200.00	$60.00	$260.00	-74.00%
_______________________

(1)
The total Coupon Payments per security will depend on the Annual Return for each Observation Period over the 3-year term of the securities.  The total Coupon Payments per security can range from a minimum of $60.00 (if the Annual Return is less than 0% for each Observation Period) to a maximum of $232.50 (if the Annual Return is greater than or equal to 0% for each Observation Period).  For purposes of illustration, the above table shows a few examples of hypothetical total Coupon Payments over the 3-year term of the securities, assuming a range of Annual Return scenarios.  The actual Coupon Payments payable on the securities will depend on the actual Annual Return for each Observation Period.

(2)
We have assumed for purposes of this illustration that the Annual Return is greater than or equal to 0% for all three Observation Periods, resulting in total Coupon Payments per security over the 3-year term of the securities of $232.50.  See Example 6 on page PS-7.

(3)
We have assumed for purposes of this illustration that the Annual Return is greater than or equal to 0% for two Observation Periods, and less than 0% for one Observation Period, resulting in total Coupon Payments per security over the 3-year term of the securities of $175.00.  See Example 5 on page PS-7.

(4)
We have assumed for purposes of this illustration that the Annual Return is greater than or equal to 0% for one Observation Period, and less than 0% for two Observation Periods, resulting in total Coupon Payments per security over the 3-year term of the securities of $117.50.  See Example 3 on page PS-6 and Example 4 on page PS-7.

(5)
If the hypothetical Final Value is less than the hypothetical Initial Value, we have assumed for purposes of illustration that the Annual Return is less than 0% for each of the three Observation Periods, resulting in total Coupon Payments per security over the 3-year term of the securities of $60.00.  See Example 1 and Example 2 on page PS-6.

THE ROYAL BANK OF SCOTLAND PLC RBS Annual Reset Coupon Notes with Fixed Buffer Linked to the S&P 500® Index due December 3, 2014

Examples of Coupon Payment and Payment at Maturity Calculations

For each of the examples below:

•
If the Annual Return is less than 0% for an Observation Period (i.e., the Ending Annual Value is less than the Starting Annual Value for such Observation Period), the Coupon Rate for such Observation Period will be equal to the Minimum Annual Coupon of 2.00% per annum, and the Coupon Payment for such Observation Period will equal $20.00 per security; and

•
If the Annual Return is greater than or equal to 0% for an Observation Period (i.e., the Ending Annual Value is greater than or equal to the Starting Annual Value for such Observation Period), the Coupon Rate for such Observation Period will be equal to the Maximum Annual Coupon of 7.75% per annum, and the Coupon Payment for such Observation Period will equal $77.50 per security.

EXAMPLE 1 — The hypothetical Annual Return is less than 0% for each Observation Period.  In addition, the hypothetical Final Value is 737.43 (which is 40% below the hypothetical Initial Value), representing a decrease in the level of the Underlying Equity Index from the Initial Value by more than the Buffer Amount:

Total Coupon Payments over the term of the security:

$20.00 + $20.00 + $20.00 = $60.00

Reference Return	=	737.43 – 1229.05	=	-40%
1229.05

Payment at Maturity (per security) = $1,000 + [$1,000 x (-40% + 20%)] = $800

Total payments over the term of the securities:

Total Coupon Payments + Payment at Maturity   =    $60.00 + $800.00

=      $860.00 per security (i.e., a 14.00% loss over the 3-year term of the securities)

If the level of the Underlying Equity Index has decreased from the Initial Value to the Final Value by a percentage that is greater than the Buffer Amount (i.e., if the Final Value is less than the Buffer Value), your investment will be fully exposed to any decline of the Underlying Equity Index beyond the Buffer Amount, and you could lose some or a significant portion (up to 80% of the Original Offering Price) of your investment.  The annual Coupon Payments may not be sufficient to offset such loss.

EXAMPLE 2 — The hypothetical Annual Return is less than 0% for each Observation Period.  In addition, the hypothetical Final Value is 983.24 (which is 20% below the hypothetical Initial Value), representing a decrease in the level of the Underlying Equity Index from the Initial Value by a percentage that is not greater than the Buffer Amount:

Total Coupon Payments over the term of the security:

$20.00 + $20.00 + $20.00 = $60.00

Payment at Maturity (per security) = $1,000

Total payments over the term of the securities:

Total Coupon Payments + Payment at Maturity   =    $60.00 + $1,000.00

=      $1,060.00 per security (i.e., a 6.00% return over the 3-year term of the securities)

If the level of the Underlying Equity Index has decreased from the Initial Value to the Final Value by a percentage that is not greater than the Buffer Amount (i.e., if the Final Value is less than the Initial Value, but is equal to or greater than the Buffer Value), the Payment at Maturity will equal the $1,000 Original Offering Price and your return on the securities will be limited to the Coupon Payments.

EXAMPLE 3 — The hypothetical Annual Return is greater than or equal to 0% for one Observation Period and less than 0% for two Observation Periods.  In addition, the hypothetical Final Value is 1351.96 (which is 10% above the hypothetical Initial Value):

Total Coupon Payments over the term of the security:

$77.50 + $20.00 + $20.00 = $117.50

Payment at Maturity (per security) = $1,000

Total payments over the term of the securities:

Total Coupon Payments + Payment at Maturity   =    $117.50 + $1,000.00

=      $1,117.50 per security (i.e., an 11.75% return over the 3-year term of the securities)

If the level of the Underlying Equity Index has increased from the Initial Value to the Final Value, the Payment at Maturity will equal the $1,000 Original Offering Price.  In no event will the Payment at Maturity exceed the Original Offering Price regardless of how well the Underlying Equity Index performs.  Your return on the securities, if any, will depend solely on the Coupon Payments.

THE ROYAL BANK OF SCOTLAND PLC RBS Annual Reset Coupon Notes with Fixed Buffer Linked to the S&P 500® Index due December 3, 2014

EXAMPLE 4 — The hypothetical Annual Return is greater than or equal to 0% for one Observation Period and less than 0% for two Observation Periods.  In addition, the hypothetical Final Value is 1474.86 (which is 20% above the hypothetical Initial Value):

Total Coupon Payments over the term of the security:

$77.50 + $20.00 + $20.00 = $117.50

Payment at Maturity (per security) = $1,000

Total payments over the term of the securities:

Total Coupon Payments + Payment at Maturity   =    $117.50 + $1,000.00

=      $1,117.50 per security (i.e., an 11.75% return over the 3-year term of the securities)

If the level of the Underlying Equity Index has increased from the Initial Value to the Final Value, the Payment at Maturity will equal the $1,000 Original Offering Price.  In no event will the Payment at Maturity exceed the Original Offering Price regardless of how well the Underlying Equity Index performs.  Your return on the securities, if any, will depend solely on the Coupon Payments.

EXAMPLE 5 — The hypothetical Annual Return is greater than or equal to 0% for two Observation Periods and less than 0% for one Observation Period.  In addition, the hypothetical Final Value is 1720.67 (which is 40% above the hypothetical Initial Value):

Total Coupon Payments over the term of the security:

$77.50 + $77.50 + $20.00 = $175.00

Payment at Maturity (per security) = $1,000

Total payments over the term of the securities:

Total Coupon Payments + Payment at Maturity   =    $175.00 + $1,000.00

=      $1,175.00 per security (i.e., a 17.50% return over the 3-year term of the securities)

If the level of the Underlying Equity Index has increased from the Initial Value to the Final Value, the Payment at Maturity will equal the $1,000 Original Offering Price.  In no event will the Payment at Maturity exceed the Original Offering Price regardless of how well the Underlying Equity Index performs.  Your return on the securities, if any, will depend solely on the Coupon Payments.

EXAMPLE 6 — The hypothetical Annual Return is greater than or equal to 0% for all three Observation Periods.  In addition, the hypothetical Final Value is 1843.58 (which is 50% above the hypothetical Initial Value):

Total Coupon Payments over the term of the security:

$77.50 + $77.50 + $77.50 = $232.50

Payment at Maturity (per security) = $1,000

Total payments over the term of the securities:

Total Coupon Payments + Payment at Maturity   =    $232.50 + $1,000.00

=      $1,232.50 per security (i.e., a 23.25% return over the 3-year term of the securities)

If the level of the Underlying Equity Index has increased from the Initial Value to the Final Value, the Payment at Maturity will equal the $1,000 Original Offering Price.  In no event will the Payment at Maturity exceed the Original Offering Price regardless of how well the Underlying Equity Index performs.  Your return on the securities, if any, will depend solely on the Coupon Payments.

THE ROYAL BANK OF SCOTLAND PLC RBS Annual Reset Coupon Notes with Fixed Buffer Linked to the S&P 500® Index due December 3, 2014

Risk Factors

There are important differences between the securities and a conventional debt security.  An investment in the securities involves significant risks, including those listed below.  You should carefully review the more detailed explanation of risks relating to the securities in the “Risk Factors” sections beginning on page S-16 of the product supplement.  We also urge you to consult with your investment, legal, accounting, tax, and other advisors before you invest in the securities.

•	The securities are not conventional debt securities. You may lose some or a significant portion of your investment in the securities.

•
The credit risk of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc, and their credit ratings and their credit spreads may adversely affect the value of the securities prior to maturity and their ability to pay all amounts due on the securities.

•	Your return on the securities is entirely dependent on the performance of the Underlying Equity Index during each Observation Period.

•	You may receive below-market Coupon Payments in respect of one or more Observation Periods.

•	You may receive only a limited amount of Coupon Payments in respect of one or more Observation Periods.

•	The return on your initial investment is limited to the annual Coupon Payments, which will never exceed the Maximum Annual Coupon.

•	The Coupon Payments may not be sufficient to offset potential losses from the Payment at Maturity.

•	The Payment at Maturity will not exceed the Original Offering Price regardless of how well the Underlying Equity Index performs from the Initial Value to the Final Value.

•
The Payment at Maturity will depend on the Final Value, which is determined only on a valuation date shortly before the maturity date, and will not depend on the performance of the Underlying Equity Index during any one or more individual Observation Periods.

•	The securities may not be a suitable investment for you.

•	Although we are a bank, the securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

•	The securities will not be listed on any securities exchange and there may be little or no secondary market for the securities.

•	The value of the securities prior to maturity will be influenced by many unpredictable factors, and may be less than the Original Offering Price.

•
In the event that the U.K. tax treatment of the securities changes in certain ways, allowing us or RBSG, as guarantor, to exercise our option to redeem the securities, as described in the section of the product supplement entitled “Description of the Securities—Optional Tax Redemption,” the amount of cash you will be entitled to receive upon redemption of the securities is uncertain.

•	An increase in the level of the Underlying Equity Index may not increase the value of your securities.

•
The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices.

•	Hedging and trading activities by us or our affiliates may adversely affect your return on the securities and the value of the securities.

•	The holding of securities by our affiliates and future sales by our affiliates could be in conflict with your interests.

•	There may be potential conflicts of interest between security holders and the calculation agent or other of our affiliates.

•
RBSSI and its affiliates may publish reports, express opinions or provide recommendations that are inconsistent with investing in or holding the securities.  Any such reports, opinions or recommendations could affect the value of the Underlying Equity Index and therefore the value of the securities.

•	The U.S. federal income tax consequences of an investment in the securities are unclear.

•	An investment in the securities is not the same as a direct investment in the Underlying Equity Index or in the securities that comprise the Underlying Equity Index.

•	Adjustments to the Underlying Equity Index could adversely affect the securities.

•	We may engage in business with or involving one or more of the issuers of the securities comprising the Underlying Equity Index without regard to your interests.

•	We do not control any issuer whose securities comprise the Underlying Equity Index and we are not responsible for any of their disclosure.

THE ROYAL BANK OF SCOTLAND PLC RBS Annual Reset Coupon Notes with Fixed Buffer Linked to the S&P 500® Index due December 3, 2014

Investor Considerations

You may wish to consider an investment in the securities if:

•	You anticipate that the level of the Underlying Equity Index will remain unchanged or will increase moderately from the Starting Annual Value to the Ending Annual Value during the Observation Periods.

•
You seek periodic cash coupons per security, you understand that such cash coupons comprise the only return, if any, on your investment and you believe that such cash coupons will provide a sufficient return on your investment.

•
You accept that your investment may result in a loss, which could be significant, if the Final Value of the Underlying Equity Index is less than the Initial Value by an amount that exceeds the Buffer Amount and, in such event, you understand that the periodic cash coupons may not be sufficient to offset potential losses at maturity.

•
You accept that the return on the securities, if any, will not exceed the Maximum Annual Coupon during the term of the securities and that the Payment at Maturity will not exceed the Original Offering Price.

•	You seek exposure to the performance of the Underlying Equity Index with no expectation of dividends or other benefits of owning the securities comprising the Underlying Equity Index.

•	You are willing to forgo market rates of interest on the securities such as fixed or floating rate interest paid on conventional interest-bearing debt securities.

•
You are willing to accept that a trading market is not expected to develop for the securities and you understand that secondary market prices for the securities, if any, will be affected by various factors, including our actual and perceived creditworthiness.

•	You are able to and willing to hold the securities until maturity.

•
You are willing to make an investment, the payments on which depend on the creditworthiness of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities.

The securities may not be an appropriate investment for you if:

•	You believe that the level of the Underlying Equity Index will decrease from the Initial Value by a percentage that exceeds its Buffer Amount.

•	You seek full principal protection or preservation of capital invested.

•	You are unwilling or unable to be exposed to the performance of the Underlying Equity Index.

•	You seek a return on your investment that will not be capped at the Maximum Annual Coupon and a Payment at Maturity that will not be limited to the Original Offering Price.

•	You want to receive dividends or other distributions paid on the securities included in the Underlying Equity Index.

•	You seek assurances that there will be a liquid market if and when you want to sell the securities prior to maturity.

•	You are unwilling or are unable to assume the credit risk associated with RBS, as the issuer, and RBSG, as the guarantor of the issuer’s obligations under the securities.

THE ROYAL BANK OF SCOTLAND PLC RBS Annual Reset Coupon Notes with Fixed Buffer Linked to the S&P 500® Index due December 3, 2014

The Underlying Equity Index

We have derived all information contained in this pricing supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, Standard & Poor’s Financial Services, LLC (“S&P”).  We make no representation or warranty as to the accuracy or completeness of such information.  The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P.  S&P has no obligation to continue to publish, and may discontinue the publication of, the S&P 500® Index.

The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  Historically, the “Market Value” of any S&P Component Stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such S&P Component Stock.  As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the S&P Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology.  The 500 companies are not the 500 largest companies listed on the New York Stock Exchange (the “NYSE”) and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500® Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, the S&P 500® Index became fully float-adjusted.  S&P’s criteria for selecting stocks for the S&P 500® Index was not changed by the shift to float adjustment.  However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its Market Value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares.  S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company or family trusts of officers, directors or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float.  In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation.  Mutual funds, investment advisory firms, pension funds or foundations not associated with the company and investment funds in insurance companies, shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.  Shares held in a trust to allow investors in countries outside the country of domicile (e.g., ADRs, CDIs and Canadian exchangeable shares) are normally part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding.  (On March 21, 2005, the S&P 500® Index moved halfway to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index between March 21, 2005 and September 16, 2005 was 0.90.  On September 16, 2005, S&P began to calculate the S&P 500® Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80). The float-adjusted Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the Index Divisor.  For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

THE ROYAL BANK OF SCOTLAND PLC RBS Annual Reset Coupon Notes with Fixed Buffer Linked to the S&P 500® Index due December 3, 2014

As of the date of this pricing supplement, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P Component Stocks relative to the S&P 500® Index’s base period of 1941–43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941–43=10.  In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P Component Stocks by a number called the Index Divisor.  By itself, the Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index.  The Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment.  By adjusting the Index Divisor for the change in total Market Value, the level of the S&P 500® Index remains constant.  This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.  All Index Divisor adjustments are made after the close of trading and after the calculation of the closing level of the S&P 500® Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index Maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Company added/ deleted	Net change in market value determines divisor adjustment.	Yes
Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back – share counts revised to reflect change.	Yes
Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No
Spin-off	If the spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes
Spin-off	Spun-off company added to the index, no company removed from index.	No
Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes
Change in IWF due to a corporate action or a purchase or sale by an inside holder.	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes
Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes
Rights offering
Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price.  The calculation assumes that the offering is fully subscribed.  Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.
Yes

Stock splits and stock dividends do not affect the Index Divisor, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

THE ROYAL BANK OF SCOTLAND PLC RBS Annual Reset Coupon Notes with Fixed Buffer Linked to the S&P 500® Index due December 3, 2014

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the S&P Component Stock and consequently of altering the aggregate Market Value of the S&P Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:
Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the Index Maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

License Agreement

S&P has entered into a non-transferable, non-exclusive license agreement granting us and certain of our affiliated or subsidiary companies, in exchange for a fee, the right to use the S&P 500® Index, which is owned and published by S&P, in connection with certain securities, including the securities.

The license agreement between S&P and us provides that the following language must be set forth in this pricing supplement:

The securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s Financial Services, LLC.  S&P makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P 500® Index to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P without regard to us or the securities.  S&P has no obligation to take our needs or the needs of the owners of the securities into consideration in determining, composing or calculating the S&P 500® Index.  S&P is not responsible for and has not participated in the determination of the prices and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

NEITHER S&P NOR ITS AFFILIATES GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P AND ITS AFFILIATES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P OR ITS AFFILIATES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s”, “S&P”, “S&P 500”, “Standard & Poor’s 500”, and “500” are trademarks of Standard & Poor’s and have been licensed for use by us.

THE ROYAL BANK OF SCOTLAND PLC RBS Annual Reset Coupon Notes with Fixed Buffer Linked to the S&P 500® Index due December 3, 2014

HISTORICAL INFORMATION

The following chart sets forth the daily historical performance of the S&P 500® Index in the period from October 25, 2006 through October 25, 2011.  The closing level of the S&P 500® Index on October 25, 2011 was 1229.05.  We obtained the closing levels below from Bloomberg, without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

These historical values for the S&P 500® Index are not indicative of the future performance of the S&P 500® Index or what the value of the securities will be.  Any historical upward or downward trend in the value of the S&P 500® Index during any period set forth below is not an indication that the S&P 500® Index is more or less likely to increase or decrease at any time during the term of the securities.  You cannot predict the future performance of the securities or the S&P 500® Index based on the historical performance of the S&P 500® Index.  Neither we nor RBSG can guarantee that the value of the S&P 500® Index will increase.

THE ROYAL BANK OF SCOTLAND PLC RBS Annual Reset Coupon Notes with Fixed Buffer Linked to the S&P 500® Index due December 3, 2014

Summary Tax Consequences

You should review carefully the section in the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are unclear, we believe it is reasonable to treat a security for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the Underlying Equity Index, secured by a cash deposit equal to the Original Offering Price (the “Deposit”). Under this treatment:

•	a portion of each Coupon Payment will be attributable to interest on the Deposit;

•	the remainder will represent option premium attributable to your grant of the Put Option (with respect to each Coupon Payment received and, collectively, all Coupon Payments received, “Put Premium”).

The following discussion assumes this treatment is respected.

The Deposit should be treated as a “variable rate debt instrument,” with the result that interest on the Deposit should be taxable to you as ordinary income at the time it accrues or is received in accordance with your method of tax accounting. Interest on the Deposit will be treated as foreign-source income for purposes of calculating your foreign tax credit limitation and for withholding tax purposes. The Put Premium will not be taken into account until maturity or earlier sale or exchange of the securities. We will provide the percentage of each Coupon Payment that we will allocate to interest on the Deposit and to Put Premium in the final pricing supplement for the securities. If the securities had priced on October 26, 2011, we would have treated 45.07% of each Coupon Payment as interest on the Deposit and 54.93% as Put Premium.

If the Final Value is greater than or equal to the Buffer Value, you will recognize short-term capital gain in an amount equal to the total Put Premium received, including the Put Premium received at maturity. If the Final Value is less than the Buffer Value, you will recognize short-term capital gain or loss with respect to the Put Option in an amount equal to the difference between (i) the total Put Premium received and (ii) the cash settlement value of the Put Option (i.e., the Original Offering Price minus the cash you receive at maturity, excluding the final Coupon Payment).

Due to the absence of authorities that directly address instruments that are similar to the securities, significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”), and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be affected materially and adversely.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

For a discussion of U.K. tax considerations relating to the securities, you should refer to the section in the accompanying product supplement entitled “Taxation in the United Kingdom.”

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the 2007 notice, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE ROYAL BANK OF SCOTLAND PLC RBS Annual Reset Coupon Notes with Fixed Buffer Linked to the S&P 500® Index due December 3, 2014

Supplement to the Description of the Securities

The following description of the securities supplements the description of the securities set forth under the heading “Description of the Securities” in the accompanying product supplement and the general terms and provisions of the securities set forth under the heading “Description of Debt Securities” in the accompanying prospectus.

The securities described in the prospectus are issued pursuant to the amended and restated indenture dated as of August 13, 2010 (the “original indenture”), among us, as issuer, RBSG, as guarantor, and The Bank of New York Mellon, acting through its London Branch, as original trustee, as supplemented by a first supplemental indenture dated as of August 25, 2010 (the “first supplemental indenture”), among us, as issuer, RBSG, as guarantor, The Bank of New York Mellon, acting through its London Branch, as original trustee, Wilmington Trust Company, as trustee, and Citibank, N.A., as securities administrator, and a third supplemental indenture dated as of September 27, 2011 (the “third supplemental indenture”) among us, as issuer, RBSG, as guarantor, and Wilmington Trust Company, as trustee (the original indenture, as supplemented by the first supplemental indenture and the third supplemental indenture, collectively, the “indenture”).  Pursuant to an administration agreement dated as of August 25, 2010 (the “administration agreement”), among us, RBSG, Wilmington Trust Company, and Citibank, N.A., the securities administrator will be the authenticating agent, paying agent, securities registrar and transfer agent for the securities.

The securities issued under the indenture will constitute a single series under the indenture, together with any securities that we may issue in the future under the indenture that we designate as being part of that series.

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed RBS Securities Inc. (“RBSSI”) as our selling agent for this offering.  RBSSI will purchase these securities as principal for its own account at the discount set forth on the cover of this pricing supplement.   RBSSI has informed us that, as part of its distribution of the securities, it intends to reoffer the securities to other dealers who will sell the securities.  Each such dealer engaged by RBSSI, or further engaged by a dealer to whom RBSSI reoffers the securities, will purchase the securities at an agreed concession, not in excess of the discount that RBSSI will receive from us.  RBSSI has informed us that such concessions may vary from dealer to dealer and that not all dealers will purchase or repurchase the securities at the same concession.  You can find a general description of the commission rates payable to the selling agents under “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

RBSSI is an affiliate of ours and RBSG.  RBSSI will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate.  Following the initial distribution of any of these securities, RBSSI may offer and sell those securities in the course of its business as a broker-dealer.  RBSSI may act as principal or selling agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  RBSSI may use this pricing supplement and the accompanying prospectus and product supplement, in connection with any of those transactions.  RBSSI is not obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

We and our affiliates, including RBSSI, may enter into one or more hedging transactions in connection with this offering of securities.  See “Use of Proceeds; Hedging” in the accompanying product supplement.

To the extent the total aggregate amount of the securities being offered by this pricing supplement is not purchased by investors in the offering, one or more of our affiliates has agreed to purchase the unsold portion, which may constitute up to 15% of the total aggregate amount of the securities, and to hold such securities initially for its own investment purposes.  See “The holding of securities by our affiliates and future sales by our affiliates could be in conflict with your interests” under the heading “Risk Factors” and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Clearance and Settlement

We may deliver the securities against payment therefor on a date that is greater than three business days following the pricing date.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree to otherwise.  Accordingly, if the initial settlement of the securities occurs more than three business days from the pricing date, purchasers who wish to trade the securities more than three business days prior to the original issue date of the securities will be required to specify alternative arrangements to prevent a failed settlement.

Validity of the Securities

Davis Polk & Wardwell LLP, New York, New York, will pass upon the validity of the securities and will rely as to all matters of Scots law on the opinion of Dundas & Wilson CS LLP, Edinburgh, Scotland.

THE ROYAL BANK OF SCOTLAND PLC RBS Annual Reset Coupon Notes with Fixed Buffer Linked to the S&P 500® Index due December 3, 2014

Where You Can Find More Information

RBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement and other documents, including the applicable product supplement, related to this offering that RBS has filed with the SEC for more complete information about RBS and the offering of the securities.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, RBS, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and product supplement if you request by calling toll free (866) 747-4332.

You should read this pricing supplement together with the prospectus dated May 18, 2010, and the more detailed information contained in the product supplement dated September 1, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Prospectus Supplement No. PRCN-2 dated September 1, 2011:
http://www.sec.gov/Archives/edgar/data/729153/000095010311003661/dp26048_424b5-prcn2.htm

•	Prospectus dated May 18, 2010:
http://www.sec.gov/Archives/edgar/data/729153/000095010310001492/dp17682_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 729153.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us” and “our” or similar references are to The Royal Bank of Scotland plc.

The securities are our unsecured and unsubordinated obligations issued as part of our RBS NotesSM program and guaranteed by RBSG.  RBS NotesSM is a service mark of The Royal Bank of Scotland N.V., one of our affiliates.

We reserve the right to withdraw, cancel or modify any offering of the securities and to reject orders in whole or in part prior to their issuance.

THE ROYAL BANK OF SCOTLAND PLC RBS Annual Reset Coupon Notes with Fixed Buffer Linked to the S&P 500® Index due December 3, 2014

Four Categories of RBS Investor Products

RBS Investor Products is the brand name for RBS’s securities offerings that provide market-driven investment solutions across different asset classes and investor risk profiles to help meet your portfolio needs.  RBS Investor Products are divided into four broad categories depending on the level of risk to your principal invested at maturity:  Protection, Fixed Buffer, Contingent Buffer and Full Exposure.  These broad categories are intended to help you to first understand the degree of your principal at risk at maturity, before you consider the upside potential of RBS Investor Products.  The following description is only an overview of the four categories of RBS Investor Products, and does not represent any particular security nor guarantee performance.  All payments due on RBS Investor Products are subject to the credit risk of RBS, as the issuer, and RBSG, as the guarantor of the issuer’s obligations under the securities.

Protection investments provide for full or partial protection on your invested principal at maturity against downside market movements, subject to the creditworthiness of the issuer and the guarantor.  These securities are designed for investors who place a priority on the preservation of principal at maturity, while potentially offering better returns than traditional fixed income investments.  These securities tend to have a longer term than securities that do not offer protection, and principal invested is not protected prior to maturity.

Fixed Buffer investments provide a modest buffer at maturity against downside market movements.  These securities are designed for investors who seek potential growth or income, and who also seek some cushion against modest market declines up to a specified buffer.  You are exposed to the full market decline in the underlying asset beyond the specified buffer, and you can lose some or a substantial portion of your investment.

Contingent Buffer investments provide some protection against downside market movements only if the underlying asset does not fall to or below a specified level during the term of the securities.  If the underlying asset falls to or below this specified level, you are exposed to the full market decline in the underlying asset at maturity without any cushion against downside market movements.  These investments are for more aggressive investors who can tolerate full downside risk but find the contingent buffer to be an appealing form of tactical cushion.  You can lose some or all of your investment.

Full Exposure investments expose investors to full downside risk to any decline in the underlying asset.  These investments are meant for investors who are willing to take full market risk in return for either enhanced appreciation or access to a unique underlying asset or strategy.  You can lose some or all of your investment.

RBS Investor Products can provide access to a range of asset classes and risk and potential return profiles.  These investments can play an important role as a portion of a diversified investment portfolio.  In assessing the potential return of any RBS Investor Product, you should understand that these securities involve significant investment risks, and you should carefully review the applicable pricing supplement, product supplement and prospectus before investing.